UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No.    )

Filed by the Registrant  ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under Rule 14a-12

INTEC PHARMA LTD.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

INTEC PHARMA LTD.
12 Hartom Street, Har Hotzvim,
Jerusalem 9777512, Israel

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

Notice is hereby given that a special meeting of shareholders of Intec Pharma Ltd., or the Company, will be held at the offices of Meitar Liquornik Geva Leshem Tal, 16 Abba Hillel Silver Rd. Ramat Gan 52506, Israel on April 4, 2019, at 5:00 p.m. Israel time (10:00 a.m. Eastern time), or the Meeting.

The agenda for the Meeting is as follows:

1.	To approve the revised terms of employment of Jeffrey Meckler as our Chief Executive Officer and grant of an option to Mr. Meckler;

2.	To approve amendments to our Compensation Policy for Directors and Officers;

3.	To approve an amendment to the annual fixed compensation for our non-employee directors paid for membership on committees and for service as chair of a committee of our board of directors;

4.	To approve and ratify the purchase of a professional liability insurance policy for our current and future directors and officers; and

5.	To transact such other business as may properly come before the Meeting and any adjournments or postponements thereof.

These proposals are described more fully in the attached proxy statement, which we urge you to read in its entirety.

The record date for the Meeting is March 5, 2019. Only shareholders of record at the close of business on that date may vote at the Meeting or any adjournment thereof. This notice and the accompanying proxy statement and proxy card are being first mailed to shareholders on or about March 5, 2019.

All shareholders are cordially invited to attend the Meeting in person. Please sign, date and return the enclosed proxy card in the postage-paid envelope provided, or, use the telephone or Internet voting instructions on the enclosed proxy card, even if you plan to attend the Meeting.

Even if you have given your proxy, you may still attend and vote in person at the Meeting after revoking your proxy in accordance with the instructions below.

By Order of the Board of Directors,

INTEC PHARMA LTD.

/s/ Dr. John W. Kozarich
Dr. John W. Kozarich
Chairman
February 28, 2019

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE
SPECIAL MEETING OF SHAREHOLDERS TO BE HELD ON APRIL 4, 2019

The proxy statement and proxy card are available at https://ir.intecpharma.com/financial-information/sec-filings.

EXPLANATORY NOTE

We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act, and a “smaller reporting company,” as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended, or the Exchange Act. As an emerging growth company and a smaller reporting company, we provide in this proxy statement the scaled disclosure permitted under the JOBS Act and otherwise as applicable to smaller reporting companies. In addition, as an emerging growth company, we are not required to conduct votes seeking shareholder approval on an advisory basis of (1) the compensation of our “named executive officers” or the frequency with which such votes must be conducted or (2) compensation arrangements and understandings in connection with merger transactions, known as “golden parachute” arrangements.

Under the JOBS Act, we will remain an “emerging growth company” until the earliest of: (i) the last day of the fiscal year during which we have total annual gross revenues of $1.07 billion or more (as adjusted every five years for inflation); (ii) the last day of the fiscal year following the fifth anniversary of the completion of our initial public offering on August 7, 2015; (iii) the date on which we have, during the previous three-year period, issued more than $1.0 billion in non-convertible debt; and (iv) the date on which we are deemed to be a “large accelerated filer” under the Exchange Act. We will qualify as a large accelerated filer as of the first day of the first fiscal year after we have at least $700 million in outstanding voting and non-voting common equity held by our non-affiliates, as measured as of the last business day of the second quarter of the fiscal year.

We are also a smaller reporting company, and we will remain a smaller reporting company until the fiscal year following the determination that our voting and non-voting common shares held by non-affiliates is more than $250 million measured on the last business day of our second fiscal quarter, or our annual revenues are more than $100 million during the most recently completed fiscal year and our voting and non-voting common shares held by non-affiliates is more than $700 million measured on the last business day of our second fiscal quarter. Similar to emerging growth companies, smaller reporting companies are, among other things, able to provide simplified executive compensation disclosure and have certain other reduced disclosure obligations.

i

INTEC PHARMA LTD.
12 Hartom Street, Har Hotzvim,
Jerusalem 9777512, Israel 42504

PROXY STATEMENT FOR SPECIAL MEETING OF SHAREHOLDERS

We are furnishing this proxy statement to the holders of ordinary shares, no par value, of Intec Pharma Ltd., a company organized under the laws of the State of Israel (referred to as “we,” “us,” “our” or the “Company”), in connection with the solicitation by our board of directors of proxies for use at a special meeting of shareholders and any adjournment thereof, or the Meeting.  The Meeting will be held on April 4, 2019, at 5:00 p.m. Israel time (10:00 a.m. Eastern time), at the offices of Meitar Liquornik Geva Leshem Tal, 16 Abba Hillel Silver Rd. Ramat Gan 52506.

At the Meeting, you will be requested to approve the following matters:

1.	To approve the revised terms of employment of Jeffrey Meckler as our Chief Executive Officer and grant of an option to Mr. Meckler;

2.	To approve amendments to our Compensation Policy for Directors and Officers;

3.	To approve an amendment to the annual fixed compensation for our non-employee directors paid for membership on committees and for service as chair of a committee of our board of directors;

4.	To approve and ratify the purchase of a professional liability insurance policy for our current and future directors and officers; and

5.	To transact such other business as may properly come before the Meeting and any adjournments or postponements thereof.

The record date for the Meeting is March 5, 2019. Only shareholders of record at the close of business on that date are entitled to vote at the Meeting.

By signing and returning the proxy card, you authorize Jeffrey Meckler, our Chief Executive Officer, or Nir Sassi, our Chief Financial Officer, to represent you and vote your shares at the Meeting in accordance with your instructions. Each of the foregoing may also vote your shares to adjourn the Meeting and will be authorized to vote your shares at any postponements or adjournments of the Meeting.

We are an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, or the Securities Act, and as modified by the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. As such, we are eligible to, and have taken advantage of, certain exemptions from various reporting requirements applicable to other public companies that are not “emerging growth companies,” such as not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002. We will remain an emerging growth company until the earliest of: (i) the last day of our fiscal year during which we have total annual gross revenues of at least $1.07 billion; (ii) the last day of our fiscal year following the fifth anniversary of the closing of our initial public offering; (iii) the date on which we have, during the previous three-year period, issued more than $1.0 billion in non-convertible debt; or (iv) the date on which we are deemed to be a “large accelerated filer” under the Exchange Act.

We are first making available this proxy statement and accompanying materials to shareholders on or about March 5, 2019.

YOUR VOTE IS VERY IMPORTANT.

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE VOTE AS SOON AS POSSIBLE.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING OF SHAREHOLDERS

What is the purpose of the Special Meeting of Shareholders?

At the Special Meeting of Shareholders, the shareholders will be asked to:

1.	To approve the revised terms of employment of Jeffrey Meckler as our Chief Executive Officer and grant of an option to Mr. Meckler;

2.	To approve amendments to our Compensation Policy for Directors and Officers;

3.	To approve an amendment to the annual fixed compensation for our non-employee directors paid for membership on committees and for service as chair of a committee of our board of directors;

4.	To approve and ratify the purchase of a professional liability insurance policy for our current and future directors and officers; and

5.	To transact such other business as may properly come before the Meeting and any adjournments or postponements thereof.

Who is entitled to vote?

The record date for the Meeting is March 5, 2019. Only shareholders of record at the close of business on that date are entitled to vote at the Meeting. The total number of shares outstanding of the registrant’s ordinary shares, no par value, as of February 22, 2019, was 33,232,988.

How do I vote?

You can vote either in person at the Meeting or by authorizing another person as your proxy, whether or not you attend the Meeting .. You may vote in any of the manners below:

●	By mail—If you are a shareholder of record, you can submit a proxy by completing, dating, signing and returning your proxy card or voting instruction card in the postage-paid envelope provided. You should sign your name exactly as it appears on the enclosed proxy card or voting instruction card. If you are signing in a representative capacity (for example, as a guardian, executor, trustee, custodian, attorney or officer of a corporation), please indicate your name and title or capacity. If you are a beneficial owner, you have the right to direct your brokerage firm, bank or other similar organization on how to vote your shares, and the brokerage firm, bank or other similar organization is required to vote your shares in accordance with your instructions. To provide instructions to your brokerage firm, bank or other similar organization by mail, please complete, date, sign and return your proxy card or voting instruction card in the postage-paid envelope provided by your brokerage firm, bank or other similar organization;

●	By telephone—If you are a shareholder of record, you can submit a proxy by telephone by calling the toll-free number listed on the enclosed proxy card or voting instruction card, entering your control number located on the enclosed proxy card or voting instruction card and following the prompts. If you are a beneficial owner and if the brokerage firm, bank or other similar organization that holds your shares offers telephone voting, you will receive instructions from the brokerage firm, bank or other similar organization that you must follow in order to submit a proxy by telephone; or

●	By Internet—If you are a shareholder of record, you can submit a proxy over the Internet by logging on to the website listed on the enclosed proxy card or voting instruction card, entering your control number located on the enclosed proxy card or voting instruction card and submitting a proxy by following the on-screen prompts. If you are a beneficial owner, and if the brokerage firm, bank or other similar nominee that holds your shares offers Internet voting, you will receive instructions from the brokerage firm, bank or other similar organization that you must follow in order to submit your proxy over the Internet.

What is the difference between being a “record holder” and holding shares in “street name”?

A record holder holds shares in his or her name. Shares held in “street name” means shares that are held in the name of a bank or broker on a person’s behalf.

Am I entitled to vote if my shares are held in “street name”?

If your shares are held by a bank or a brokerage firm, you are considered the “beneficial owner” of shares held in “street name.” If your shares are held in street name, the proxy materials are being forwarded to you by your bank or brokerage firm, or the record holder, along with a voting instruction card. As the beneficial owner, you have the right to direct your record holder how to vote your shares, and the record holder is required to vote your shares in accordance with your instructions. If you do not give instructions to the record holder, and the broker is not entitled to exercise its voting discretion on the matter, the shares will be treated as “broker non-votes.” See “How are Broker Non-Votes Treated” below. You are also invited to attend the Meeting. However, since you are not the shareholder of record, you may not vote your shares in person at the Meeting unless you request and obtain a valid proxy from the record holder.

What is the quorum requirement?

A quorum is necessary to hold a valid meeting. According to our articles of association, the quorum required for a special meeting of shareholders consists of two or more shareholders present, in person or by proxy, who hold shares, in the aggregate, conferring at least 33⅓% of the voting rights of our Company. If such quorum is not present within half an hour from the time scheduled for the Meeting, the Meeting will be adjourned for one week to the same day, time and place.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote in person at the Meeting.

Proxies with only broker non-votes are not counted towards the quorum. However, if a proxy is returned with a vote on at least one proposal, even if broker non-votes are returned with respect to the other proposals, the proxy shall count toward the quorum. See “How are Broker Non-Votes Treated” below. Abstentions will also be counted towards the quorum requirement.

Who can attend the Special Meeting of Shareholders?

All Company shareholders of record as of the close of business on March 5, 2019 may attend the Special Meeting of Shareholders.

How many votes do I have?

On each matter to be voted upon, you have one vote for each ordinary share you own as of the record date.

Can I change my vote after I submit my proxy?

If you are a record holder of shares, you may revoke your proxy and change your vote at any time before your proxy is actually voted:

●	by signing and delivering another proxy with a later date;

●	by providing us a written notice of such revocation prior to or at the Meeting; or

●	by voting in person at the Meeting so long as you provide us a written notice of the revocation before your proxy is voted or before you vote in person at the Meeting.

If you are a beneficial owner of shares, you may submit new voting instructions by contacting the record holder, or, if you have obtained a legal proxy from the record holder giving you the right to vote your shares, by attending the Meeting and voting in person.

How are votes counted?

Votes will be counted by the inspector of election appointed for the Meeting, who will separately count “For” and “Against” votes, abstentions, and broker non-votes.

How does the Board of Directors recommend I vote on the proposals?

Our board of directors recommends that you vote FOR each of the proposals that are further described in the enclosed proxy statement.

What if I do not specify how my shares are to be voted?

If you submit a proxy but do not indicate any voting instructions, the proxy holders will vote in accordance with the recommendations of our board of directors. If you do not provide instructions to your broker or bank regarding how to vote your shares on the proposals set forth in this proxy statement, then your shares will NOT be voted on these important shareholder proposals because the proposals are considered non-routine matters. See “How will broker non-votes be treated?” below.

Will any other business be conducted at the Meeting?

As of the date of this proxy statement, we know of no other business that will be presented at the Meeting. If any other matter arises and is presented properly to the shareholders for a vote at the Meeting, the proxy holders will vote your shares in accordance with their best judgment, subject to the rules applicable to broker discretionary voting.

In accordance with the Israeli Companies Law 5759-1999, and regulations promulgated thereunder, or the Companies Law, any shareholder of the Company holding at least one percent of the outstanding voting rights of the Company for the meeting may submit to the Company a proposed additional agenda item for the meeting, to our offices, c/o Nir Sassi, at 12 Hartom Street, Har Hotzvim, Jerusalem 9777512, Israel, no later than March 7, 2019. To the extent that there are any additional agenda items that our board of directors determines to add as a result of any such submission, we will publish an updated agenda and proxy card with respect to the meeting, no later than March 14, 2019, which will be furnished to the Securities and Exchange Commission, or the SEC, on Form DEF 14A, and will be made available to the public on the Commission’s website at www.sec.gov.

How many votes are required for approval of each of the proposals?

According to our articles of association, approval of each proposal requires the majority of the voting power present and voting at the Meeting or at any adjournment thereof.

This means that the numbers of shares voted “for” the proposal must exceed the numbers of shares voted “against” the proposal. Abstentions and broker non-votes are not considered votes cast for this purpose, and will have no effect on the vote.

In addition, under Israeli law, approval of each of Proposals 2, 4 and 3 (in the event Proposal 2 is not approved) requires that either of the following two voting requirements be met as part of the approval by an ordinary majority of shares present and voting thereon:

●	approval by a majority of the ordinary shares held by non-controlling shareholders who do not have a personal interest in the approval of the proposals that are voted at the Meeting, excluding abstentions; or

●	the total number of shares held by non-controlling, disinterested shareholders (as described in the previous bullet-point) voted against the proposal does not exceed two percent (2%) of the aggregate voting rights in the Company.

For purposes of Proposals 2, 4 and 3 (in the event Proposal 2 is not approved), a “controlling shareholder” is any shareholder that has the ability to direct our activities (other than by means of being a director or other office holder of the Company). A person is presumed to be a controlling shareholder (a) if it holds or controls, by itself or together with others, 50% or more of any one of the “means of control” of the Company, or (b) only with respect to Proposals 4 and 3 (in the event Proposal 2 is not approved), if it holds or controls, by itself or together with others who also possess a personal interest in the approval of the same transaction, 25% or more of the voting rights in the Company if no other shareholder holds or controls more than 50% of the voting rights in the Company. “Means of control” is defined under Israeli law as any one of the following: (i) the right to vote at a general meeting of the Company, or (ii) the right to appoint directors of the Company or its chief executive officer.

We are unaware of any shareholders that would be deemed to be a controlling shareholder of our Company as of the current time for purposes of Proposals above.

A “personal interest” of a shareholder includes a personal interest of a shareholder in an action or a transaction of the Company, excluding any interest arising solely from holding our shares, but including the personal interest of the shareholder’s spouse, siblings, parents, grandparents, descendants, spouse’s descendants, siblings or parents or the spouse of any of such persons, and the personal interest of any entity in which the shareholder or one of the aforementioned relatives of the shareholder serves as a director or chief executive officer, owns 5% or more of such entity’s outstanding shares or voting rights or has the right to appoint one or more directors or the chief executive officer. Under the Companies Law, in the case of a person voting by proxy, “personal interest” includes the personal interest of either the proxy holder or the shareholder granting the proxy, whether or not the proxy holder has discretion over how to vote.

A controlling shareholder and a shareholder that has a personal interest are qualified to participate in the vote on the proposals; however, with respect to Proposals 2, 4 and 3 (in the event Proposal 2 is not approved), the vote of such shareholders may not be counted towards the majority requirement described above and will not count towards the 2% threshold described in the second bullet point above.

Please Note: Under Israeli case law, a shareholder must positively inform us whether or not such shareholder has a personal interest in a proposal which is subject to approval by a majority vote of disinterested shareholders, as in the case of Proposals 2, 4 and 3 (in the event Proposal 2 is not approved). Your failure to check the box on the proxy card indicating that you have no personal interest will therefore require us to disqualify your vote on Proposals 2, 4 and 3 (in the event Proposal 2 is not approved).

As of the date of this proxy statement, we don’t believe we have a controlling shareholder or that any of our shareholders, other than our directors or officers, have a personal interest in Proposals 2, 3 and 4.

What is an abstention and how will abstentions be treated?

An “abstention” represents a shareholder’s affirmative choice to decline to vote on a proposal. Abstained shares are treated as shares present for quorum purposes and entitled to vote. Since the voting standard for all of the proposals at this Meeting is “the majority of the voting power present and voting at the Meeting,” and not a majority of shares present and entitled to vote, so long as a quorum has been established at the Meeting, abstentions will have no effect on the proposal.

How will broker non-votes be treated?

If beneficial owners do not instruct their broker how to vote, the broker may exercise its voting discretion with regard to the shares only on “routine” proposals and not on “non-routine” proposals. Each of the proposals is considered “non-routine” proposals since it involves compensation matters.

Brokers are not permitted to exercise discretionary voting on “non-routine” matters and therefore submit no vote – or a “broker non-vote” – on non-routine proxy items for which beneficial owners do not provide their voting instructions. A broker non-vote occurs when banks, brokers or others who hold shares in street name for a client return a proxy but provide no instructions as to how shares should be voted on a particular matter.

A broker non-vote on a non-routine proposal on the ballot does not count as a vote for or against such proposal and shall therefore have no effect on the outcome of the vote on that proposal.

Where can I find the voting results of the Special Meeting of Shareholders?

We plan to announce preliminary voting results at the Meeting and to publish final results in a current report on Form 8-K to be filed with the SEC, within four days of the Meeting.

Who can help answer my questions?

The information provided above in this “Questions and Answers” format is for your convenience only and is merely a summary of the information contained in this proxy statement. We urge you to carefully read this entire proxy statement, including the documents we refer to in this proxy statement. If you have any questions, or need additional material, please feel free to contact the firm assisting us in the solicitation of proxies, Kingsdale. Banks and brokers and shareholders may call Kingsdale at 1-877-659-1822 (North American toll free number) or 416-867-2272 (call collect outside North America).

PROPOSAL 1

 APPROVAL OF THE REVISED TERMS OF EMPLOYMENT OF JEFFREY MECKLER AS OUR
CHIEF EXECUTIVE OFFICER AND GRANT OF AN OPTION TO MR. MECKLER

Background

The Companies Law requires that the terms of service and employment of a company's chief executive officer, or the CEO, be approved by the company's compensation committee, board of directors, and the shareholders of the company.

Our compensation committee and board of directors have approved the terms of service and employment of Mr. Meckler in accordance with the terms of our Compensation Policy as most recently approved by our shareholders in May 2017 (as amended in December 2017 and June 2018) in accordance with the Companies Law. The proposed changes to the Chief Executive Officer’s compensation were approved by our compensation committee and the board (in that order), while considering, among others factors, Mr. Meckler’s performance and contribution to us in general (in particular during our public offerings in August 2017 and April 2018), his experience, the terms of our compensation policy, and other factors as required by the Companies Law.

In view of Mr. Meckler’s credentials and capabilities, proven track record and our expectation of his continued contribution, our compensation committee and board of directors have resolved to approve the following adjustments to the compensation terms for Mr. Meckler, subject to his continuing service as CEO to the Company in 2019:

●	An annual base salary of $540,000 effective January 1, 2019, reflecting an annual increase of $40,000.

●	A grant of 125,000 options, at a per share exercise price equal to the average closing price of our ordinary shares on Nasdaq Stock Market in the last 30 trading days prior to the date of grant (which shall be the date of the Meeting, if this proposal is approved), but not less than the fair market value under Section 409A of the U.S. Internal Revenue Code of 1986. Subject to Mr. Meckler’s continued employment by us, the options will vest over three years according to the following schedule: 33% of the options shall vest and become exercisable on the first anniversary of the date of grant, and the remaining portion of the options shall vest and become exercisable on a pro rata basis in eight equal quarterly installments thereafter. The options will have a seven-year term, and will be subject to such other terms and conditions set forth in an option agreement to be entered into between us and Mr. Meckler and the provisions of our 2015 Equity Incentive Plan. In the event of (i) a change in control or (ii) the entry into a “Material Agreement” (as will be defined by our compensation committee and board of directors) any options that have not previously vested shall become vested and exercisable immediately prior to such event.

Proposed Resolutions

“RESOLVED, to approve the revised terms of employment of Mr. Meckler as our Chief Executive Officer so that his annual base salary shall be $540,000, effective January 1, 2019.”

“RESOLVED, to approve a grant of 125,000 options to Mr. Meckler as further described in this proxy statement.”

Vote Required for Approval of Proposal

The affirmative vote of the holders of a majority of the shares represented at the Meeting in person or by proxy and voting on each proposal is required. Abstentions and broker non-votes shall not be taken into account in the voting; therefore, abstentions and broker non-votes shall have no effect on the vote.

Recommendation of the Board

THE BOARD RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” PROPOSAL 1.

PROPOSAL 2

APPROVAL of amendments to our Compensation Policy FOR DIRECTORS AND OFFICERS

Background

In accordance with the Companies Law, we have adopted a compensation policy for directors and officers setting forth the employment terms of our directors and officers and our shareholders, in turn, approved our most recent compensation policy at our annual general meeting of shareholders that was held in May 2017 and certain amendments to the compensation policy were approved by our shareholders in December 2017 and June 2018.

Following a review of the compensation policy by our compensation committee and board of directors, the compensation committee and board have approved, and recommended that our shareholders approve, amendments to the compensation policy in the form attached hereto as Appendix A.

If the compensation policy and any amendment thereto is not approved by the shareholders by the required majority, our board of directors may nonetheless approve the compensation policy and any amendment thereto, provided that our compensation committee and thereafter our board of directors have concluded, following further discussion of the matter and for specified reasons, that such approval is in our best interests.

The proposed amendments are designed to allow us to continue and attract prominent candidates to serve as members of our board of directors. When considering the proposed amendment to compensation policy, the compensation committee and the board considered numerous factors, including the advancement of our objectives and our business plan and its long-term strategy as well as a benchmark analysis of compensation terms of peer companies prepared by an independent compensation advisor.

Our compensation committee and board believe that by approving the proposed amendments to the compensation policy, we will be better positioned to hire, retain and motivate leading candidates in the biomed sector to serve as members of our board of directors.

Proposed Amendments

The following is a summary of the proposed amendments to the compensation policy:

●	Non-employee Director Cash Compensation. The amendments provide for that under Section 4.2.2 of the policy, the annual cost of the fixed component of compensation of a non-employee board member shall not exceed $45,000 (with additional payment not exceeding $7,500 per each committee membership and $15,000 for chairing a committee in lieu of the committee membership payment referenced above). In the current compensation policy, a director could receive an additional payment of $5,000 for committee membership and $10,000 for being the chair of the audit committee in lieu of the membership payment with the same annual fixed payment of not more than $45,000.

●	Officer and Director Liability Insurance. The amendments provide that under Section 11.1 and Section 11.2 of the policy, the annual premiums payable by our liability insurance policy for officers (claims made) and for officer’s liability insurance (run-off) shall not exceed US $1.5 million annually rather than the current imposed premium limit of $400,000.

The brief overview above is qualified in its entirety by reference to the full text of the proposed compensation policy, as reflected in Appendix A attached hereto (additions are bold and underlined and deletions are struck through).

Proposed Resolution

It is proposed that the following resolution be adopted at the Meeting:

“RESOLVED, that the amendments to the compensation policy for our directors and officers be amended as set forth on Annex A hereto.”

Vote Required for Approval

The affirmative vote of the holders of a majority of the shares represented at the Meeting in person or by proxy and voting on Proposal 2 is necessary for the approval of Proposal 2.

The approval of Proposal 2 is also subject to the approval of a “Special Majority” which requires that either: (i) the Proposal must be approved by a majority of the shares voted on such Proposal by shareholders who are not controlling shareholders and who do not have a personal interest in the Proposal, or (ii) the total number of shares held by such shareholders described above and voted against the Proposal does not exceed 2% of the aggregate voting rights in the Company. Abstentions and broker non-votes shall not be taken into account in the voting; therefore, abstentions and broker non-votes shall have no effect on the vote.

If you do not confirm whether or not you have a personal interest in the approval of Proposal 2, your shares will not be counted in the Special Majority vote required for the Proposal.

Recommendation of the Board

THE BOARD RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” PROPOSAL 2.

PROPOSAL 3

APPROVAL OF AN AMENDMENT TO THE annual fixed compensation of our non-employee directors

Pursuant to the Companies Law, any arrangement between the Company and a director relating to his or her terms of engagement and compensation, including with respect to his or her other roles in the Company, must be approved by our compensation committee, board of directors and the shareholders, in that order. The shareholders of the Company approved a new non-employee director fee scheme on June 28, 2018.  In 2019, following the evaluation of our compensation committee, our board of directors evaluated the director compensation scheme and concluded that an amendment was appropriate with respect to the amount of cash paid to directors for service on a committee of the board and for acting as chair of a committee.

The proposed amendment set forth in Proposal 3 would update the additional annual payment to a non-employee director for service on a board committee as follows: $7,500 (or $15,000 for the chairperson) per membership at the audit committee, $6,000 (or $10,000 for the chairperson) per membership at the compensation committee and $5,000 (or $7,500 for the chairperson) per membership at the nominating and governance committee. It is being clarified that the payment for the chairpersons is in lieu of (and not in addition) to the payments referenced above for committee membership.

The proposed amendments are designed to allow us to continue and attract prominent candidates to serve as members of our board of directors. When considering the proposed amendment to compensation policy, the compensation committee and the board considered numerous factors, including the advancement of our objectives and our business plan and its long-term strategy as well as a benchmark analysis of compensation terms of peer companies prepared by an independent compensation advisor.

Our compensation committee and board believe that by approving the proposed amendments to the annual fixed compensation of our non-employee directors, we will be better positioned to hire, retain and motivate leading candidates in the biomed sector to serve as members of our board of directors.

Proposed Resolution

It is proposed that the following resolution be adopted at the Meeting:

“RESOLVED, that the updated additional annual payment to non-employee director for service on a board committee be amended so that it shall be $7,500 (or $15,000 for the chairperson) per membership at the audit committee, $6,000 (or $10,000 for the chairperson) per membership at the compensation committee and $5,000 (or $7,500 for the chairperson) per membership at the nominating and governance committee. It is being clarified that the payment for the chairpersons is in lieu of (and not in addition) to the payments referenced above for committee membership.”

Vote Required

The affirmative vote of the holders of a majority of the shares represented at the Meeting in person or by proxy and voting on Proposal 3 is necessary for the approval of Proposal 3.

The approval of Proposal 3 is also subject to the approval of a “Special Majority”, in the event Proposal 2 is not approved, which requires that either: (i) the Proposal must be approved by a majority of the shares voted on such Proposal by shareholders who are not controlling shareholders and who do not have a Personal Interest in the Proposal, or (ii) the total number of shares held by such shareholders described above and voted against the Proposal does not exceed 2% of the aggregate voting rights in the Company. Abstentions and broker non-votes shall not be taken into account in the voting; therefore, abstentions and broker non-votes shall have no effect on the vote.

If you do not confirm whether or not you have a personal interest in the approval of Proposal 3, your shares will not be counted in the Special Majority vote required for the Proposal (if Proposal 2 is not approved).

Board Recommendation

THE BOARD RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE PROPOSAL 3.

PROPOSAL 4

APPROVAL OF THE PURCHASE OF A PROFESSIONAL LIABILITY INSURANCE POLICY FOR OUR CURRENT AND FUTURE DIRECTORS AND OFFICERS

The Company has purchased professional liability insurance policy for its directors and officers, who are appointed from time to time, or the Insurance Policy. The Insurance Policy had been previously approved by our compensation committee and board of directors. Since the terms of the Insurance Policy are not in line with the current framework included in the compensation policy, the approval of our shareholders is required.

Our shareholders will be requested to adopt the following resolution at the Meeting:

Proposed Resolution

It is proposed that the following resolution be adopted at the Meeting:

“RESOLVED, to approve and ratify the purchase of a professional liability insurance policy for our current and future directors and officers with an annual premium of $1,246,500, and a total coverage of $40 million.”

Vote Required

The affirmative vote of the holders of a majority of the shares represented at the Meeting in person or by proxy and voting on Proposal 4 is necessary for the approval of Proposal 4.

The approval of Proposal 4 is also subject to the approval of a “Special Majority” which requires that either: (i) the Proposal must be approved by a majority of the shares voted on such Proposal by shareholders who are not controlling shareholders and who do not have a personal interest in the Proposal, or (ii) the total number of shares held by such shareholders described above and voted against the Proposal does not exceed 2% of the aggregate voting rights in the Company. Abstentions and broker non-votes shall not be taken into account in the voting; therefore, abstentions and broker non-votes shall have no effect on the vote.

If you do not confirm whether or not you have a personal interest in the approval of Proposal 4, your shares will not be counted in the Special Majority vote required for the Proposal.

THE BOARD RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” PROPOSAL 4.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information with respect to the beneficial ownership of our shares as of February 22, 2019 by:

●	each person or entity known by us to beneficially own 5% or more of our outstanding ordinary shares;

●	each of our executive officers;

●	each of our directors; and

●	all of our executive officers and directors as a group.

Applicable percentage ownership is based on 33,232,988 ordinary shares outstanding as of February 22, 2019. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes any shares over which a person exercises sole or shared voting or investment power. Ordinary shares issuable under options or warrants that are exercisable within 60 days after February 22, 2019 are deemed beneficially owned and such shares are used in computing the percentage ownership of the person holding the options or warrants, but are not deemed outstanding for the purpose of computing the percentage ownership of any other person. The information contained in the following table is not necessarily indicative of beneficial ownership for any other purpose, and the inclusion of any shares in the table does not constitute an admission of beneficial ownership of those shares.

Unless otherwise indicated below, to our knowledge, all persons named in the table have sole voting and investment power with respect to their shares, except to the extent that authority is shared by spouses under community property laws. Unless otherwise indicated, the address of each beneficial owner is c/o Intec Pharma Ltd., 12 Hartom Street, Har Hotzvim, Jerusalem 9777512, Israel.

We are not owned or controlled, directly or indirectly, by another corporation or by any foreign government. We are not aware of any arrangement that may, at a subsequent date, result in a change of control of our Company.

	Shares Beneficially Owned
Name of Beneficial Owner	Ordinary Shares		Percentage
Persons or entities holding 5% or more our outstanding ordinary shares
Adage Capital Partners, L.P. (1)	1,700,000		5.1%
Meitav Dash Investments Ltd. (2)	2,720,446		8.2%
venBio Select Advisor LLC. (3)	2,500,000		7.5%
Dexcel Pharma Technologies Ltd. (4)	5,150,848		15.5%

Executive officers and directors
Jeffrey A. Meckler	380,094	(5)	1.1%
John W. Kozarich	201,413	(6)	*
Nadav Navon	158,165	(7)	*
Walt A. Linscott	88,333	(8)	*
R. Michael Gendreau	83,333	(9)	*
Nir Sassi	82,897	(10)	*
Anthony J. Maddaluna	36,904	(11)	*
Gil Bianco	43,251	(12)	*
Issac Silberman	38,251	(13)	*
Hila Karah	25,751	(14)	*
Roger J. Pomerantz	6,667	(15)	*
William B. Hayes	-		-
All executive officers and directors as a group (12 persons)	1,145,059	(16)	3.3%

*	Less than 1%

(1)	Based on information contained in Schedule 13G/A filed with the SEC on February 13, 2019 jointly by Adage Capital Partners, L.P.(“ACP”), Adage Capital Partners GP, L.L.C. (“ACPGP”), Adage Capital Advisors, L.L.C. (“ACA”), Robert Atchinson and Phillip Gross. ACP directly owns the referenced ordinary shares, ACPGP is the general partner of ACP, ACA is the managing member of ACPGP and general partner of ACP and Mr. Atchinson and Mr. Gross are managing members of ACA and ACPGP and the general partner of ACP. The address of the foregoing reporting persons is 200 Clarendon Street, 52nd floor, Boston, Massachusetts 02116.

(2)	Based on information contained in a Schedule 13G/A filed with the SEC on February 7, 2019 jointly by Meitav Dash Investments Ltd. (“Meitav Investments”) and Meitav Dash Provident Funds and Pension Ltd. (“Meitav Funds”) The ordinary shares are beneficially owned by various direct or indirect, majority or wholly-owned subsidiaries of Meitav Investments (the “Subsidiaries”). Meitav Investments, Meitav Funds and the Subsidiaries disclaim any beneficial ownership of the ordinary shares referred to herein in excess of their actual pecuniary interest therein and each of Meitav Investments, Meitav Funds and the Subsidiaries disclaim beneficial ownership of any such ordinary shares. The address of Meitav Investments and Meitav Funds is 30 Derekh Sheshet Ha-Yamim, Bene-Beraq, Israel.

(3)	Based on information contained in a Schedule 13G/A filed with the SEC on February 14, 2019 jointly by (i) venBio Select Advisor LLC, (“venBio”), which provides investment advisory and management services and has acquired our ordinary shares for investment purposes on behalf of venBio Select Fund LLC, and certain managed accounts and (ii) Dr. Behzad Aghazadeh who serves as the portfolio manager and controlling person of venBio. The address of venBio and Dr. Aghazadeh is 110 Greene Street, Suite 800, New York, NY 10012.

(4)	Based on information contained in a Schedule 13G/A filed with the SEC on February 14, 2019 jointly by Dexcel Pharma Technologies Ltd. (“DPT”) and Dan Oren. Dan Oren is the President and Chief Executive Officer and ultimately the sole shareholder of DPT. The address of DPT and Mr. Oren is 1 Dexcel Street, Or Akiva, 30600000, Israel.

(5)	Consists of (i) 76,761 ordinary shares, and (ii) 303,333 ordinary shares issuable upon exercise of outstanding, of which 71,667 will vest within 60 days of February 22, 2019.

(6)	Consists of (i) 51,761 ordinary shares, and (ii) 149,652 ordinary shares issuable upon exercise of outstanding options.

(7)	Consists of (i) 19,456 ordinary shares, and (ii) 138,709 ordinary shares issuable upon exercise of outstanding options of which 15,344, will vest within 60 days of February 22, 2019.

(8)	Consists of 88,333 ordinary shares issuable upon exercise of outstanding options of which 16,667 will vest within 60 days of February 22, 2019.

(9)	Consists of 83,333 ordinary shares issuable upon exercise of outstanding options.

(10)	Consists of 82,897 ordinary shares issuable upon exercise of outstanding options of which 8,540 will vest within 60 days of February 22, 2019.

(11)	Consists of (i) 28,570 ordinary shares, and (ii) 8,334 ordinary shares issuable upon exercise of outstanding options of which 1,667 will vest within 60 days of February 22, 2019.

(12)	Consists of (i) 10,000 ordinary shares, and (ii) 33,251 ordinary shares issuable upon exercise of outstanding options of which 7,500 will vest within 60 days of February 22, 2019.

(13)	Consists of (i) 5,000 ordinary shares, and (ii) 33,251 ordinary shares issuable upon exercise of outstanding options of which 7,500 will vest within 60 days of February 22, 2019.

(14)	Consists of 25,751 ordinary shares issuable upon exercise of outstanding options.

(15)	Consists of 6,667 ordinary shares issuable upon exercise of outstanding options which will vest within 60 days of February 22, 2019.

(16)	Consists of (i) 191,548 ordinary shares, and (ii) 953,511 ordinary shares issuable upon exercise of outstanding options, of which 135,552 will vest within 60 days of days of February 22, 2019.

EXECUTIVE COMPENSATION

Our named executive officers for 2018, which consist of our principal executive officer and the next two most-highly compensated executive officers are:

●	Jeffrey Meckler, CEO;

●	Walt. A. Linscott, Esq., Chief Business Officer; and

●	Dr. Michael Gendreau, Chief Medical Officer.

Summary Compensation Table

The following table sets forth all of the compensation awarded to, earned by or paid to our named executive officers during 2017 and 2018.

Name and Principal Position	Year	Salary ($)		Bonus ($)	Stock Awards ($)	Option Awards(1) ($)	Non-equity Incentive Plan Compensation	All Other Compensation ($)		Total ($)
Jeffrey Meckler, CEO(2)	2018	500,000		213,750	-	658,229	-	48,000	(4)	1,419,979
	2017	143,286	(2)	385,000	-	419,143	-	4,000	(4)	951,429
Walt A. Linscott, Esq.,	2018	300,000		130,613	-	254,884	-	48,000	(5)	733,497
Chief Business Officer	2017	57,954		75,000	-	33,140	-	12,000	(5)	178,094
Dr. Michael Gendreau,	2018	350,483	(3)	111,008	-	408,265	-	12,081	(6)	881,837
Chief Medical Officer (3)	2017	182,325	(3)	-	-	-	-	-		182,325

(1)	Represents the share-based compensation expenses recorded in our consolidated financial statements for the year ended December 31, 2018 and 2017, based on the option’s fair value, calculated in accordance with accounting guidance for equity-based compensation. For a discussion of the assumptions used in reaching this valuation, see note 7 to our consolidated audited financial statements included in Item 8. Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2018.

(2)	Mr. Meckler was appointed to act as our Vice Chairman in April 2017 and as our chief executive officer in July 2017. The salary for Mr. Jeffrey Meckler in 2017 includes $112,532 of director fees.

(3)	Dr. Gendreau acted as our consultant since July 2017 until January 2018 and was appointed to act as our Chief Medical Officer in February 2018. The salary for Dr. Michael Gendreau in 2018 includes $57,150 of consulting fees and in 2017 is comprised entirely from consulting fees.

(4)	For 2018, referenced amount is for employer contribution to 401K plan and for life insurance and other medical premiums. For 2017, referenced amount is for life insurance, and other medical premiums.

(5)	For 2018 and 2017, referenced amount is for life insurance and other medical premiums.

(6)	Referenced amount is for life insurance and other medical premiums.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information concerning outstanding option awards as of December 31, 2018, for each named executive officer:

Option Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date
Jeffrey Meckler, CEO	04/10/17(1)	40,000	80,000	5.32	04/10/2027
	05/01/17(2)	65,000	-	5.32	05/01/2027
	12/11/17(3)	126,667	253,333	6.70	12/11/2027
	06/28/18(4)	-	100,000	4.44	06/28/2025
Walt A. Linscott, Esq., Chief Business Officer	10/23/17(5)	20,000	40,000	8.56	10/23/2027
	12/11/17(6)	46,667	93,333	8.56	12/11/2027
Dr. Michael Gendreau, Chief Medical Officer	02/01/18(7)	-	250,000	6.10	02/01/2025

(1)	The options vest over a period of three years from April 10, 2017, 33.3% on each anniversary of such date, ending April 10, 2020.

(2)	The options vest over a period of nine months from May 1, 2017, 11.1% every month after such date, ending January 31, 2018.

(3)	The options vest over a period of three years from December 11, 2017, 33.3% on the first anniversary of such date and 8.33% every three months thereafter, ending December 11, 2020.

(4)	The options vest over a period of three years from June 28, 2018, 33.3% on the first anniversary of such date and 8.33% every three months thereafter, ending June 28, 2021.

(5)	The options vest over a period of three years from October 23, 2017, 33.3% on the first anniversary of such date and 8.33% every three months thereafter, ending October 23, 2020.

(6)	The options vest over a period of three years from December 11, 2017, 33.3% on the first anniversary of such date and 8.33% every three months thereafter, ending December 11, 2020.

(7)	The options vest over a period of three years from February 1, 2018, 33.3% on the first anniversary of such date and 8.33% every three months thereafter, ending February 1, 2021.

Employment Agreements of Chairman and Named Executive Officers

Our employees are employed under the terms prescribed in their respective personal contracts, in accordance with the decisions of our management. Under these employment contracts, the employees are entitled to the social benefits prescribed by law and as otherwise provided in their personal contracts. These employment contracts each contain provisions standard for a company in our industry regarding non-competition, confidentiality of information and assignment of inventions. Under current applicable employment laws, we may not be able to enforce covenants not to compete and therefore may be unable to prevent our competitors from benefiting from the expertise of some of our former employees.

Services Agreement with Chairman of the Board of Directors, Dr. John W. Kozarich

Dr. Kozarich was elected to serve as our chairman of the board of directors in May 2016, and started his tenure on July 1, 2016. Under Dr. Kozarich’s service agreement, he is entitled to an annual fee of $80,000, paid in four quarterly payments, as well as to reimbursement for out-of-pocket expenses incurred in connection with his services as chairman of the board of directors. Dr. Kozarich’s service agreement is for a term of three years and can be terminated by either us or Dr. Kozarich upon 90 days’ prior written notice, or immediately if Dr. Kozarich no longer acts as our chairman of the board of directors. Dr. Kozarich’s agreement also includes customary non-disclosure, non-compete and ownership assignment of intellectual property undertakings.

Employment Agreement with Vice Chairman of the Board of Directors and Chief Executive Officer, Mr. Jeffrey A. Meckler

Mr. Meckler has served as our Vice Chairman of the Board since April 2017 and has served as Chief Executive Officer since July 2017. On December 11, 2017, Mr. Meckler entered into an employment with our wholly owned subsidiary, Intec Pharma, Inc., or Intec US, which superseded a services agreement that was previously entered into on August 29, 2017.

Under Mr. Meckler’s employment agreement, he is currently entitled to receive a base salary at the annual rate of $500,000. In addition, Mr. Meckler is entitled to (i) paid holidays as generally provided by the Company to its personnel and (ii) five weeks of paid vacation each calendar year.

Mr. Meckler is also entitled to an annual bonus. For each calendar year beginning on or after January 1, 2018, during which Mr. Meckler’s term of employment continues through December 31 of each such year, Mr. Meckler will be entitled to receive an annual bonus of up to 50% of his base salary. The annual bonus will be paid, subject to the achievement by Mr. Meckler of certain goals to be set by our board of directors after consultation with Mr. Meckler and further subject to the terms of our Compensation Policy then in effect, as approved by our shareholders.

The agreement with Mr. Meckler will terminate upon the earliest to occur of (i) a termination by the Company without cause, subject to 30 days’ prior notice, (ii) immediate termination by the Company for cause (subject to a reasonable cure period, if curable), (iii) a termination by Mr. Meckler for good reason, subject to 30 days’ prior notice (which will also serve as a cure period) to be provided to the Company within 60 days of the occurrence of the event that constitutes good reason, (iv) a termination by Mr. Meckler without good reason, subject to 90 days’ prior notice, (v) Mr. Meckler’s death, or (vi) a termination by the Company or Mr. Meckler by reason of Mr. Meckler’s disability.

Upon termination by the Company without cause, Mr. Meckler will be entitled to a severance amount payable in six equal monthly installments, which will be equal to (i) 50% of Mr. Meckler’s annual base salary as in effect prior to the termination date, (ii) 1/12th of Mr. Meckler’s annual bonus for each completed month of such fiscal year provided the termination date is following June 30 of such fiscal year, and (iii) an amount equal to Mr. Meckler’s cost of continued health insurance coverage for six months. In addition, any options that have not previously vested will become vested and exercisable immediately prior to such termination.

If Mr. Meckler’s employment is terminated by the Company without cause or by Mr. Meckler for good reason during the one year period immediately following a change in control, then Mr. Meckler will be entitled to receive a lump-sum payment equal of up to two times the severance amount.

Mr. Meckler’s employment agreement includes additional customary provisions, such as non-solicitation, non-competition, confidentiality, intellectual property assignment, participation in our medical and similar insurance plans and reimbursement of expenses.

Under the services agreement which was effective from May 1, 2017 through December 11, 2017, Mr. Meckler was paid $112,532 in fees and a cash bonus of $250,000.

On January 22, 2019, our board of directors, upon recommendation of the compensation committee, approved the payment of a 2018 cash performance bonus of $213,750 to Mr. Meckler.

Employment Agreement with Chief Business Officer, Walt Addison Linscott, Esq.

Mr. Linscott has served as our Chief Administration Officer from October 2017 until July 2018 and as Chief Business Officer since July 9, 2018. On October 23, 2017, Mr. Linscott and Intec US entered into an employment agreement. Mr. Linscott is currently entitled to receive a base salary at the annual rate of $340,000. In addition, Mr. Linscott is entitled to (i) paid holidays as generally provided by the Company to its personnel and (ii) four weeks of paid vacation each calendar year.

Mr. Linscott is also entitled to an annual bonus. He received a bonus of $75,000 upon entering into the employment agreement. Going forward, for each calendar year beginning on or after January 1, 2018, during which Mr. Linscott’s term of employment continues through December 31 of each such year, Mr. Linscott will be entitled to receive an annual bonus of up to 50% of his base salary. The annual bonus will be paid, subject to the achievement by Mr. Linscott of certain goals to be set by our board of directors after consultation with Mr. Linscott and further subject to the terms of our Compensation Policy then in effect, as approved by our shareholders.

The agreement with Mr. Linscott will terminate upon the earliest to occur of (i) a termination by the Company without cause, subject to 30 days’ prior notice, (ii) immediate termination by the Company for cause (subject to a reasonable cure period, if curable), (iii) a termination by Mr. Linscott for good reason, subject to 30 days’ prior notice (which will also serve as a cure period) to be provided to the Company within 60 days of the occurrence of the event that constitutes good reason, (iv) a termination by Mr. Linscott without good reason, subject to 90 days’ prior notice, (v) Mr. Linscott’s death, or (vi) a termination by the Company or Mr. Linscott by reason of Mr. Linscott’s disability.

Upon termination by the Company without cause or by Mr. Linscott for good reason, Mr. Linscott will be entitled to a severance of 25% of Mr. Linscott’s annual base salary and an amount equal to Mr. Linscott’s cost of continued health insurance coverage for three months.

If Mr. Linscott’s employment is terminated by the Company without cause or by Mr. Linscott for good reason during the one year period immediately following a change in control, then Mr. Linscott will be entitled to receive a lump-sum payment equal to the severance amount.

Mr. Linscott’s employment agreement includes additional customary provisions, such as non-solicitation, non-competition, confidentiality, intellectual property assignment, participation in our medical and similar insurance plans and reimbursement of expenses.

On January 22, 2019, our board of directors, upon recommendation of the compensation committee, approved the payment of a 2018 cash performance bonus of $130,613, the grant of 90,000 options to purchase ordinary shares pursuant to the 2015 Plan, an annual 2019 base salary of $340,000, and an annual discretionary bonus target for 2019 of 50% of annual base salary to Mr. Linscott. The foregoing options have an exercise price of $7.268 per share, a seven-year term and, subject to Mr. Linscott’s continued employment with us on the applicable vesting date, vest with respect to one-third of the ordinary shares on the first anniversary of the date of grant and with respect to the balance of the ordinary shares shall vest over two years in eight equal quarterly installments following the first anniversary of the date of grant.

Employment Agreement with Chief Medical Officer, Michael Gendreau, MD.

Dr. Michael Gendreau has served as our Chief Medical Officer since February 1, 2018. Under an employment agreement dated February 1, 2018, entered into between Dr. Gendreau and Intec US, Dr. Gendreau is employed on a part-time basis (80% position) and devotes four days per week. Dr. Gendreau is currently entitled to receive a base salary at the annual rate of $336,000. In addition, Dr. Gendreau is entitled to (i) paid holidays as generally provided by the Company to its personnel and (ii) four weeks of paid vacation each calendar year.

Dr. Gendreau is also entitled to an annual bonus. For each calendar year beginning on or after January 1, 2018, during which Dr. Gendreau’s term of employment continues through December 31 of each such year, Dr. Gendreau will be entitled to receive an annual bonus of up to 40% of his base salary. The annual bonus will be paid, subject to the achievement by Dr. Gendreau of certain goals to be set by our board of directors and subject to the terms of our Compensation Policy then in effect, as approved by our shareholders.

The agreement with Dr. Gendreau will terminate upon the earliest to occur of (i) a termination by the Company without cause, subject to 30 days’ prior notice, (ii) immediate termination by the Company for cause (subject to a reasonable cure period, if curable), (iii) a termination by Dr. Gendreau for good reason, subject to 30 days’ prior notice (which will also serve as a cure period) to be provided to the Company within 60 days of the occurrence of the event that constitutes good reason, (iv) a termination by Dr. Gendreau without good reason, subject to 90 days’ prior notice, (v) Dr. Gendreau’s death, or (vi) a termination by the Company or Dr. Gendreau by reason of Dr. Gendreau’s disability.

Upon termination by the Company without cause or by Dr. Gendreau for good reason, Dr. Gendreau will be entitled to a severance of 25% of Dr. Gendreau’s annual base salary and an amount equal to Dr. Gendreau’s cost of continued health insurance coverage for twelve months.

If Dr. Gendreau’s employment is terminated by the Company without cause or by Dr. Gendreau for good reason during the one year period immediately following a change in control, then Dr. Gendreau will be entitled to receive a lump-sum payment equal to the severance amount.

Dr. Gendreau’s employment agreement includes additional customary provisions, such as non-solicitation, confidentiality, intellectual property assignment, participation in our medical and similar insurance plans and reimbursement of expenses.

On January 22, 2019, our board of directors, upon recommendation of the compensation committee, approved the payment of a 2018 cash performance bonus of $110,008, the grant 110,000 options to purchase ordinary shares pursuant to the 2015 Plan, an annual 2019 base salary of $336,000, and an annual discretionary bonus target for 2019 of 40% of annual base salary to Dr. Gendreau. The foregoing options have an exercise price of $7.268 per share, a seven-year term and, subject to Dr. Gendreau’s continued employment with us on the applicable vesting date, vest with respect to one-third of the ordinary shares on the first anniversary of the date of grant and with respect to the balance of the ordinary shares shall vest over two years in eight equal quarterly installments following the first anniversary of the date of grant.

Current Compensation Policy

As approved by our shareholders, and as required by the Companies Law, we have adopted a compensation policy regarding the terms of office and employment of its “office holders” (as defined under the Companies Law, which includes directors, the CEO, other executive officers and any other managers directly subordinate to the CEO), including cash compensation, equity-based awards, releases from liability, indemnification and insurance, severance and other benefits. Each of the named executive officers is an “office holder” within the meaning of the Companies Law. The compensation policy is reviewed from time to time by our compensation committee and our board of directors to ensure its appropriateness, and is required to be brought at least once every three years to our shareholders for reassessment and approval.

Our most recent compensation policy was last approved at our annual general meeting of shareholders that was held in May 2017 and certain amendments to the compensation policy were approved by our shareholders in December 2017 and June 2018. As discussed above under “Proposal 2 - Approval of Amendment to Our Compensation Policy” we are seeking shareholder approval of certain amendments to our compensation policy. The discussion below relates to our compensation policy that is currently in effect.

The compensation policy must be based on certain considerations, must include certain provisions and needs to reference certain matters as set forth in the Companies Law. The compensation policy must be approved by the board of directors after considering the recommendations of the compensation committee. In addition, the compensation policy needs to be approved by our shareholders by a simple majority, provided that (i) such majority includes a majority of the votes cast by the shareholders who are not controlling shareholders and who do not have a personal interest in the matter, present and voting (abstentions are disregarded) or (ii) the votes cast by shareholders who are not controlling shareholders and who do not have a personal interest in the matter who were present and voted against the compensation policy, constitute 2% or less of the voting power of the company. Such majority determined in accordance with clause (i) or (ii) is hereinafter referred to as the “Compensation Majority.”

To the extent a compensation policy is not approved by shareholders at a duly convened shareholders meeting or by the Compensation Majority, the board of directors of a company may override the resolution of the shareholders following a re-discussion of the matter by the board of directors and the compensation committee and for specified reasons, and after determining that despite the rejection by the shareholders, the adoption of the compensation policy is in the best interest of the company. A compensation policy that is for a period of more than three years must be approved in accordance with the above procedure once in every three years.

Notwithstanding the above, the amendment of existing terms of office and employment of office holders (other than directors or controlling shareholders and their relatives, who serve as office holders) requires the sole approval of the compensation committee, if such committee determines that the amendment is not material in relation to its existing terms.

The compensation policy must serve as the basis for decisions concerning the consolidated financial terms of employment or engagement of office holders, including exculpation, insurance, indemnification or any monetary payment or obligation of payment in respect of employment or engagement. The compensation policy must relate to certain factors, including advancement of the company’s objectives, the company’s business plan and its long-term strategy, and creation of appropriate incentives for office holders. It must also consider, among other things, the company’s risk management, size and the nature of its operations. The compensation policy must furthermore consider the following additional factors:

●	the knowledge, skills, expertise and accomplishments of the relevant office holder;

●	the office holder’s roles and responsibilities and prior compensation agreements with him or her;

●	the ratio between the cost of the terms of employment of an office holder and the cost of the compensation of the other employees of the company, including those employed through manpower companies, in particular the ratio between such cost and the average and median compensation of the other employees of the company, as well as the impact such disparities may have on the work relationships in the company;

●	the possibility of reducing variable compensation, if any, at the discretion of the board of directors; and the possibility of setting a limit on the exercise value of non-cash variable equity-based compensation; and

●	as to severance compensation, if any, the period of service of the office holder, the terms of his or her compensation during such service period, the company’s performance during that period of service, the person’s contribution towards the company’s achievement of its goals and the maximization of its profits, and the circumstances under which the person is leaving the company.

The compensation policy must also include the following principles:

●	the link between variable compensation and long-term performance and measurable criteria;

●	the relationship between variable and fixed compensation, and the ceiling for the value of variable compensation;

●	the conditions under which an office holder would be required to repay compensation paid to him or her if it was later shown that the data upon which such compensation was based was inaccurate and was required to be restated in the company’s consolidated financial statements;

●	the minimum holding or vesting period for variable, equity-based compensation; and

●	maximum limits for severance compensation.

Potential Payments Upon Termination or Change in Control

See “Executive Compensation—Employment Agreements of Chairman and Named Executive Officers”.

Our compensation policy provides that we may provide certain benefits to our office holders (which includes directors, the CEO, other executive officers and any other managers directly subordinate to the CEO) upon termination or change in control. Under the compensation policy, office holders may be awarded, subject to the approvals required in each case under the Companies Law (i) severance pay in full (other than in the case of termination for cause), (ii) advance notice of termination of up to six months during which the office holder would be eligible to receive bonuses with respect to this period and would also continue to accrue vesting of options awarded, (iii) a bonus upon termination in return for a commitment not to compete with us in an amount equal to two months’ salary for each three months’ non-compete, up to a maximum of twelve months’ salaries, and (iv) a retirement bonus of up to six months’ salary for office holders that served for over five years or the CEO and two months’ salary for an office holder that served for less than five years but more than three years. In addition, to the foregoing, in the case of a change in control, an office holder may be entitled to the following (i) accelerated vesting of outstanding options, (ii) an extension in the exercise period of options for up to six months from termination, (iii) up to 12 months’ base salary and benefits from date of termination, and (iv) a cash bonus of up to three monthly salaries.

DIRECTOR COMPENSATION

The following table provides certain information concerning the compensation for services rendered in all capacities by each non-employee director serving on our board during the year ended December 31, 2018, other than Mr. Meckler, our Chief Executive Officer, who did not receive additional compensation for his services as director and whose compensation is set forth in the Summary Compensation Table found elsewhere in this proxy statement.

Name	Fees earned ($)	Stock awards ($)	Option awards ($) (1)	Non-equity incentive plan compensation ($)	Nonqualified deferred compensation earnings ($)	All other compensation ($)	Total ($)
Dr. John W. Kozarich	80,000	-	79,257	-	-	-	159,257
Gil Bianco	49,516	-	18,857	-	-	-	68,373
Hila Karah	52,736	-	19,150	-	-	-	71,886
Issac Silberman	53,530	-	18,857	-	-	-	72,387
Anthony J. Maddaluna	44,922	-	24,329	-	-	-	69,251
Roger J. Pomerantz (2)	32,076	-	18,139	-	-	-	50,215
William B. Hayes (3)	27,500	-	12,054	-	-	-	39,554

(1)	Represents the share-based compensation expenses recorded in our consolidated financial statements for the year ended December 31, 2018 and 2017, based on the option’s fair value, calculated in accordance with accounting guidance for equity-based compensation. For a discussion of the assumptions used in reaching this valuation, see note 7 to our consolidated audited financial statements included in Item 8. Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2018.

(2)	Roger Pomerantz was appointed to our board of directors effective March 22, 2018.

(3)	William Hayes was appointed to our board of directors effective June 28, 2018.

Our independent, non-employee directors’ receive a yearly retainer of US$45,000 with an additional payment of US$5,000 per membership at a committee of the board (with the exception of the chairman of the audit committee, which is entitled for a payment of US$10,000 in lieu of the US$5,000 payment referenced above). As discussed in Proposal 3 above, the compensation committee and the board have proposed increases in the additional payments for service on committees and/or as a chair of a committee. Upon first becoming a member of the board (whether appointed by the board or elected by the shareholders) and on each anniversary thereafter (each is referred to below as the “date of grant”), a director is awarded a grant of options to purchase 20,000 ordinary shares of the Company, provided the director is still in office at the time of the grant and vesting of the option. The options have the following terms: (i) the options vest over a period of three (3) years, 1/3 of which vest on the first anniversary date of the grant, and the additional 2/3 vest in eight (8) quarterly installments, (ii) the term of the options is seven (7) years after the grant date, unless they have been exercised or cancelled in accordance with the Plan, and (iii) the exercise price of each option is equal to the average price of our ordinary shares on Nasdaq in the last 30 days prior to the date of grant, but, with respect to U.S. taxpayers, not less than the fair market value under Section 409A of the U.S. Internal Revenue Code of 1986.

EQUITY COMPENSATION PLANS

We maintain the 2005 Share Option Plan, or the 2005 Plan, which was adopted by our board of directors on September 19, 2005, that provides for granting options to our directors, officers, employees, consultants, advisers and service providers. As of December 31, 2018, the 2005 Plan has expired, however 295,452 options that were previously granted under the 2005 Plan are still outstanding and remain subject to its terms and conditions. Such options will remain outstanding until the earlier of their exercise or expiration in accordance with the terms of the 2005 Plan and the applicable grant agreement. In addition, as of December 31, 2018, we had outstanding options to purchase 8,035 ordinary shares that were issued to consultants outside of the 2005 Plan; all of these options are vested and outstanding. Of such outstanding options, options to purchase 126,093 ordinary shares were vested as of December 31, 2018, with a weighted average exercise price of NIS 42.1 per share and will expire between 2019 and 2020.

The 2005 Plan permitted options to be awarded to Participants (as such term is defined in the 2005 Plan) pursuant to Section 102 of the Israeli Income Tax Ordinance (New Version) 1961, or the Ordinance, and Section 3(i) of the Ordinance, based on entitlement and compliance with the terms for receiving options under these sections of the Ordinance. Section 102 of the Ordinance provides to employees, directors and officers who are not controlling shareholders (i.e., such persons are not deemed to hold 10% of the company’s share capital, or to be entitled to 10% of the company’s profits or to appoint a director to the company’s board of directors) and are Israeli residents, favorable tax treatment for compensation in the form of shares or options issued or granted, as applicable, to a trustee under the “capital gains track” for the benefit of the applicable employee, director or officer and are (or were) to be held by the trustee for at least two years after the date of grant or issuance. Options granted under Section 102 of the Ordinance will be deposited with a trustee appointed by the company in accordance with Section 102 of the Ordinance and the relevant income tax regulations and guidelines, and will be granted in the employee income track or the capital gains track. The 2005 Plan is managed by our board of directors or any other committee or person that our board of directors authorizes for this purpose. According to our board of directors’ resolution of September 19, 2005, the options granted under Section 102 of the Ordinance were granted under the capital gains track. The 2005 Plan also permitted us to grant options to U.S. residents, which may qualify as “incentive stock options” within the meaning of Section 422 of the U.S. Internal Revenue Code of 1986, as amended, or the Code, and to residents of other jurisdictions.

Options granted under the 2005 Plan are subject to applicable vesting schedules and generally for all awards granted after May 27, 2010, expire six years from the grant date (however, generally, awards granted prior to such date, expire ten years from the grant date).

Upon the termination of a Participant’s engagement with us for any reason other than death, retirement, disability or due cause, all unvested options allocated will automatically expire 90 days after the termination, unless expired earlier due to their term. If the Participant’s engagement was terminated for cause (as defined in the 2005 Plan), the Participant’s right to exercise any unexercised options, awarded and allocated in favor of such Participant, whether vested or not, will immediately cease and expire as of the date of such termination. If the Participant dies, retires or is disabled, any vested but unexercised options will automatically expire 12 months from the termination of the engagement, unless expired earlier due to their term.

In the event of (i) the sale of all or substantially all of our assets; (ii) a sale (including an exchange) of all or substantially all of our share capital; or (iii) a merger, consolidation or like transaction of ours with or into another corporation, then, subject to obtaining the applicable approvals of the Israeli tax authorities, the board of directors in its sole discretion shall resolve: (a) if and how any unvested options shall be canceled, replaced or accelerated; (b) if and how any vested options (including options with respect to which the vesting period has been accelerated according to the foregoing) shall be exercised, replaced and/or sold by a trustee or us (as the case may be) on the behalf of the respective Israeli Participants; and (c) how any underlying shares issued upon exercise of the options and held by a trustee on behalf any Israeli Participants shall be replaced and/or sold by such trustee on behalf of the Israeli Participants.

On January 6, 2016, our board of directors adopted the 2015 Equity Incentive Plan, or the 2015 Plan. Originally, the maximum number of ordinary shares reserved for issuance under the 2015 Plan was 700,000, subject to future adjustments. On July 25, 2016, the board of directors increased the aggregate number of shares issuable under the 2015 Plan by 700,000 shares, another increase by 2,100,000 was approved by the general meeting of our shareholders on December 11, 2017 and another increase by 1,000,000 was approved by the general meeting of our shareholders on June 28, 2018. In connection with the aforementioned increase of 2016, we did not obtain shareholder approval as required under Nasdaq Listing Rules and instead followed home practice rules that do not require such approval. Similar to the 2005 Plan, the 2015 Plan permits options to be awarded to Participants (as such term is defined in the 2015 Plan) pursuant to Section 102 of the Ordinance and Section 3(i) of the Ordinance, based on entitlement and compliance with the terms for receiving options under these sections of the Ordinance. The 2015 Plan also permits us to grant options to U.S. residents, which may qualify as “incentive stock options” within the meaning of Section 422 of the Code, and to residents of other jurisdictions.

Options under the 2015 Plan are subject to applicable vesting schedules and will generally expire up to ten years from the grant date.

Upon the termination of a Participant’s engagement with us for any reason other than death, retirement, disability or due cause, any vested but unexercised options will automatically expire 90 days after termination, unless earlier expired due to their term, and all unvested options will expire upon the date of termination. If the Participant’s engagement was terminated for cause (as defined in the 2015 Plan), the Participant’s right to exercise any unexercised options, awarded and allocated in favor of such Participant, whether vested or not, will immediately cease and expire as of the date of such termination. If the Participant dies, retires or is disabled, any vested but unexercised options will automatically expire 12 months from the termination of the engagement, unless expired earlier due to their term and all unvested options will expire upon the date of termination.

As of December 31, 2018, outstanding awards under the 2015 Plan totaled 3,138,183 ordinary shares and an additional 1,343,593 awards were available for grant. Of the 3,138,183 outstanding options, options to purchase 879,529 ordinary shares were vested as of December 31, 2018, with a weighted average exercise price of $5.48 per share and will expire between 2024 and 2027.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides certain aggregate information with respect to our ordinary shares that may be issued under our equity compensation plans in effect as of December 31, 2018.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights(1)	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in first column)
Equity compensation plans approved by security holders	-	-	-
Equity compensation plans not approved by security holders-2015 Plan	3,138,183	$5.85	1,343,593
Equity compensation plans not approved by security holders-2005 Plan	303,487	NIS 26.8	-
Total	3,441,670		1,343,593

(1)	The weighted average remaining term for the expiration of stock options under the 2005 Plan is 0.97 years. The weighted average remaining term for the expiration of stock options under the 2015 Plan is 6.51 years.

OTHER INFORMATION

Other Matters

Our board of directors knows of no other matters to be presented for shareholder action at the upcoming Meeting. However, other matters may properly come before the Meeting or any adjournment or postponement thereof. If any other matter or matters are properly brought before the Meeting, the persons named as proxy holders will use their discretion to vote on the matters in accordance with their best judgment as they deem advisable.

No Dissenters’ Rights

The corporate action described in this proxy statement will not afford shareholders the opportunity to dissent from the actions described herein or to receive an agreed or judicially appraised value for their shares.

Where to Find More Information

Our reports on Forms 10-K, 10-Q, 8-K and formerly on Forms 20-F and 6-K and all amendments to those reports are available without charge through our website, www.intecpharma.com, as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC.  Our Code of Business Conduct and Code of Ethics, and our Committee Charters are also available at our website address mentioned above.  The content of our website, however, is not part of this proxy statement. You may request a copy of our SEC filings, as well as the foregoing corporate documents, at no cost to you, by writing to the Company address appearing in this proxy statement or by calling us at +972-2-586-4657.

Our SEC filings and submissions are also available to the public from commercial document retrieval services and at the Internet at http://www.sec.gov.

Proxy Solicitation

We will bear the entire cost of this proxy solicitation. In addition to soliciting proxies, we expect that our directors, officers and regularly engaged employees may solicit proxies personally or by mail, facsimile, telephone, or other electronic means, for which solicitation they will not receive any additional compensation. We will reimburse brokerage firms, custodians, fiduciaries and other nominees for their out-of-pocket expenses in forwarding solicitation materials to beneficial owners upon our request. In addition, we have retained Kingsdale Advisors (“Kingsdale”) to assist in the solicitation of proxies for a fee of $8,500 plus telephone solicitation fees reimbursement of expenses.

Shareholder Proposals for Future Meetings

From time to time shareholders may present proposals, including to nominate a candidate to serve on our board that may be proper subjects to add to the agenda for consideration at a general meeting of shareholders. Under Section 66(b) of the Companies Law and the regulations thereto, shareholders who meet the conditions set out in that section, specifically – holding, in the aggregate, at least 1% of the voting power in the Company – may submit a request to include an item to the agenda within 7 days following our notice of convening a shareholders’ general meeting at which directors are to be elected and certain other proposals are to be considered (or within 3 days of our notice in other instances), provided the requested item is appropriate for presentation at a general meeting and for consideration by the shareholders.

In addition, shareholder proposals may be submitted for inclusion in a proxy statement under Rule 14a-8 under the Securities Exchange Act of 1934, as amended, or the Exchange Act. Under Rule 14a-8 of the Exchange Act, the deadline for submission of shareholder proposals for inclusion in our proxy materials for the 2019 annual general meeting of shareholders has passed; however, if the date of the 2019 annual meeting is changed by more than 30 days from the date of the last annual general meeting, the proposal must be received no later than a reasonable time before we begin to print and send our annual proxy materials. In addition, Rule 14a-8 proposals must otherwise comply with the requirements of the rule. The date of the 2019 annual meeting has not yet been determined but will be announced by the Company when established.

Proposals should be addressed to: Intec Pharma Ltd., attention: Nir Sassi, Chief Financial Officer, 12 Hartom St., Har Hotzuim Jerusalem 9777512, Israel.

Householding of Proxies

Under rules adopted by the SEC, we are permitted to deliver a single set of proxy materials to any household at which two or more shareholders reside if we reasonably believe the shareholders are members of the same family. This process, called householding, allows us to reduce the number of copies of these materials we must print and mail. Even if householding is used, each shareholder will continue to be entitled to submit a separate proxy or voting instruction.

We are not householding this year for those shareholders who own their shares directly in their own name. If you share the same last name and address with another Company shareholder who also holds his or her shares directly, and you would each like to start householding for our annual reports and proxy statements, please contact us at 12 Hartom Street, Har Hotzvim, Jerusalem 9777512, Israel, or by calling us at +972-2-586-4657.

This year, some brokers and nominees who hold our shares on behalf of shareholders may be participating in the practice of householding proxy statements and annual reports for those shareholders. If your household receives a single set of proxy materials for this year, but you would like to receive your own copy, please contact us as stated above, and we will promptly send you a copy. If a broker or nominee holds Company shares on your behalf and you share the same last name and address with another shareholder for whom a broker or nominee holds Company shares, and together both of you would like to receive only a single set of our disclosure documents, please contact your broker or nominee as described in the voter instruction card or other information you received from your broker or nominee.

If you consent to householding, your election will remain in effect until you revoke it. Should you later revoke your consent, you will be sent separate copies of those documents that are mailed at least 30 days or more after receipt of your revocation.

Appendix A

Intec Pharma Ltd.

(The “Company”)

Compensation Policy
(the “Policy” or “Compensation Policy”)

As last amended on _________, ~~2018~~2019

1.	Definitions

“Board of Directors” or “Board”	-	Company’s Board of Directors;
“Committee” or “Compensation Committee”	-	The Company’s Compensation Committee;
“Company”	-	Intec Pharma Ltd.;
“The Companies Law”	-	The Companies Law, 1999, Israel;
“The Securities Law”	-	The Securities Law, 1968, Israel;
“Retirement Bonus”	-	Bonus, payment, compensation or any other benefit awarded to an officer with regard to conclusion of their office with the Company;
“Team Members”	-	Company’s (including Company’s subsidiary) employees or consultants that engaged with the Company on a permanent basis;
“Officer”	-	Board member, CEO, CFO, EVP, VP, any such Officer of the Company (including Company’s subsidiary) by a different title, and any other executive reporting directly to the CEO;
“Cost”	-	Cost to the employing entity;
“Plan”	-	Company’s 2015 Equity Incentive Plan, as amended or any other incentive plan as adopted from time to time.

2.	Overview

In conformity with the Companies Law, the Compensation Committee and Board of Directors have adopted this Compensation Policy. The principles of the Compensation Policy were set forth after discussions by the Compensation Committee and the Board. Policy principles were designed to grant proper, fair and well-considered compensation to Officers, in alignment with the Company’s long-term best interests and organizational strategy. Part of the rationale is that the policy should encourage a sense of identification with the Company and its objectives on the part of its Officers. An increase in Officer’s satisfaction and motivation should retain the employment of high-quality Officers in the Company’s service over the long term.

The Compensation Policy considers, inter alia, the size and nature of its operations (including in jurisdictions other than Israel) and, with regard to terms of office and employment, which include variable components, the Officer’s long-term contribution to achieving the Company’s objectives and to maximizing its earnings, taking into account the scope and reach of the Officer’s role (and, in relevant cases, also taking into account the geographical location of the employed Officer).

The Compensation Policy was prepared with due consideration to the nature of the Company’s operations in the biomed sector, territories where the Company operates, market size on the Tel-Aviv Stock Exchange Ltd. and on Nasdaq Stock Market, as well as other criteria including, the Company’s cash position, capitalization and shareholders’ equity.

In addition, in designing the Compensation Policy, the Compensation Committee and Board considered the average and median annual cost of the fixed component payable to all Company full-time Team Members (“Ratio”). The Company estimates that the gaps between the Officers’ compensation, assuming implementation of the new Policy, will have no adverse effect on the working relationships in the Company. The possible ramifications of the Ratio on the daily working environment in the Company were examined and will continue to be examined by the Company from time to time in order to ensure that levels of executive compensation, as compared to the overall workforce will not have a negative impact on work relations in the Company.

The compensation principles are a tool based on targets and benchmarks derived, inter alia, form the Company’s annual work plan and from long-term plans as determined by the Board of Directors from time to time.

Compensation Policy components will include each of the following:

a.	Fixed components: salary, social benefits (such as: beneficial retirement arrangement, disability insurance, provident fund, study fund, paid leave, sick leave and vacation pay, etc.) and other benefits (such as: car, cell phone, including gross-up of the benefit value for tax purposes).

b.	Variable components: bonus payments.

c.	Equity-based variable components: options plan, share plan, etc.

d.	Retirement Bonus: bonus, payment, compensation or any other benefit awarded to an Officer with regard to the conclusion of their office with the Company.

e.	Insurance, waiver and indemnification: Board members’ and Officers’ liability insurance (for the normal course of business as well as for non-recurring events (run-off)), waiver of Officers’ liability (in advance and in retrospect) and provision of commitment to indemnify Officers in advance and in retrospect.

Provisions of this Compensation Policy only apply to Company Officers (as defined above).

Non-Israeli Officers may receive other similar, comparable or customary benefits as applicable in the relevant jurisdiction in which they are employed.

The language of this Compensation Policy uses the male pronoun only as a measure of comfort. This policy applies to both male and female Officers.

The target range for the compensation mix between the annual fix components, and variable components of the Company’s Officers, is set forth below:

Position	Range of the fixed components out of the total compensation (%)	Range of variable cash compensation out of the total compensation (%)	Range of equity-based compensation out of the total compensation (%)
Chairman and Vice Chairman of the Board of Directors	20% - 100%	0% - 40%	0% - 70%
Board Member	20% - 100%	0% - 40%	0% - 40%
Company CEO	20% - 100%	0% - 40%	0% - 60%
Other Officer	20% - 100%	0% - 40%	0% - 50%

3.	Officers’ areas of responsibility, education and experience

3.1.	Position: Chairman / Vice Chairman of the Board of Directors

3.1.1.	Responsibilities: Provide guidance and assistance in accordance with his contractual obligations to the Company.

3.1.2.	Required education and experience: academic degree from a recognized academic institution in Israel or overseas. The Chairman / Vice Chairman of the Board must have practical experience as one or more of the following: (a) acting or former Officer of a company of similar size; (b) at least 5 years of experience as a senior executive in the Company’s line of business or one that is sufficiently related to the Company’s line of business including, for example, investment banking or consulting; (c) academic experience of 3 years or more in one of the following disciplines or related to: business administration, economics, law, finance, medicine, science, the pharmaceutical or healthcare industries or drug development. Academic experience includes, for example, academic research, academic publications or academic teaching in recognized academic institutions in Israel or overseas.

Subject to the Companies Law and any other relevant rules and regulations, the Compensation Committee and the Board may waive, in exceptional cases, the aforementioned required education and/or experience should they deem the candidate have special business experience or skills which, in their opinion, would make a considerable contribution to the Company if appointed Chairman of the Board.

3.2.	Position: Board member

3.2.1.	Responsibilities: the Board member will, as a part of the Board, set Company policy and supervise the CEO’s performance and actions. The Board is also empowered with all statutory authority.

3.2.2.	Required education and experience: academic degree from a recognized academic institution in Israel or overseas. The Board member must have practical experience in one or more of the following: (a) acting or former Officer of the Company, or a company of similar size; (b) CPA / attorney / business manager with over 5 years of experience; (c) academic experience of 3 years or more in one of the following disciplines or related to: business administration, economics, law, finance, medicine, science, the pharmaceutical or healthcare industries or drug development. Academic experience includes, for example, academic research, academic publications or academic teaching in recognized academic institutions in Israel or overseas.

3.2.3.	Subject to the Companies Law and any other relevant rules and regulations, the Compensation Committee and the Board of Directors may waive, in exceptional cases, the aforementioned required education and/or experience, should they deem the candidate has special business experience or skills which, in their opinion, would make a considerable contribution to the Company if appointed a Board member.

3.3.	Position: Company CEO

3.3.1.	Responsibilities: management of all Company business.

3.3.2.	Required education and experience: academic degree from a recognized academic institution in Israel or overseas. Prior experience as CEO of a similar company for at least 5 years, or Officer of the Company with over 5 years’ tenure.

3.3.3.	Subject to the Companies Law and any other relevant rules and regulations, the Compensation Committee and the Board of Directors may waive, in exceptional cases, the aforementioned required education and/or experience, should they deem the candidate CEO has special business experience or skills which, in their opinion, would make a considerable contribution to the Company.

3.4.	Position: other Officer

3.4.1.	Responsibilities: responsibilities range from such positions as Executive VP Research and Development and Operations who is responsible for the research and development and operations activities of the Company, VP Clinical Affairs who is responsible for the development of certain R&D programs and clinical trials activities, and Chief Financial Officer who is responsible for the Company finances, accounting, legal, administration, and human resources. Officers report directly to the Company CEO.

3.4.2.	Required education and experience: academic degree relevant to each position from a recognized academic institution in Israel or overseas. Prior experience of over 3 years in a similar position with another company or with the Company.

3.4.3.	The Company may engage from time to time with additional Officers who will be responsible for different areas of the business, and/or Officers whose titles may be different than those specified above. New Officers or Officers with different titles must have the skills, education and experience relevant to their responsibilities as Officers of the Company. Guidelines for engagement with additional Officers will be consistent with terms outlined in Section 4.4 hereinafter.

3.4.4.	Subject to the Companies Law and any other relevant rules and regulations, the Compensation Committee and the Board of Directors may waive, in exceptional cases, the aforementioned required education and/or experience, should they deem a candidate for an Officer’s position has special business experience or a skill which, in their opinion, would make a considerable contribution to the Company if appointed to the position.

4.	Fixed component

4.1.	Position: Chairman of the Board of Directors (“Chairman”)

4.1.1.	The annual cost of the fixed component of compensation of the Chairman of the Board shall not exceed $80,000.

4.1.2.	In addition, the Chairman of the Board of Directors will be entitled to reimbursement of reasonable expenses incurred in the course of discharging his office, including expenses with respect to attending meetings, travel and entertainment expenses, against provision of receipts. The policy for overseas travel expense reimbursement will be the same as for the Company CEO.

4.2.	Position: Board member

4.2.1.	To the extent external directors are required to be elected under the Companies Law or should the Company elect to have external directors serve on the Board, the compensation of Company external directors will consist of annual and per meeting compensation (including in cases of written resolution or telephone call) as well as expense reimbursement in accordance with the provisions of the Companies Regulations (Rules Concerning Compensation and Expense Reimbursement for an External Director), 2000 as adjusted by the Companies Regulations (Relief for Public Companies Traded in Stock Exchange Outside of Israel), 5760-2000, as such regulations may be amended from time to time (collectively, the “Compensation Regulations”). Total compensation will be based on the applicable company level, which is determined by shareholders’ equity (as it may be from time to time). If a Board member is also an Officer of the Company, no additional fixed component compensation will be payable to the Board member for his role as Board member.

4.2.2.	The annual cost of the fixed component of compensation of a Board member shall not exceed $45,000 (with additional payment of up to $7,500 per each committee membership and up to $15,000 for chairing a committee in lieu of the committee membership payment referenced above)~~(with additional payment of $5,000 per each committee membership, $10,000 for chairing the audit committee in lieu of the US$5,000 payment referenced above~~).

4.2.3.	Board members will be entitled to reimbursement of reasonable expenses incurred in the course of their duty, including expenses with respect to attending meetings, travel and entertainment expenses, against provision of receipts. Expense reimbursement for overseas travel will be in accordance with Company policies, as applicable to the Company CEO.

4.3.	Position: Company CEO

4.3.1.	The monthly salary of the Company CEO shall range between NIS 55,000 and NIS 85,000.

4.3.2.	The CEO shall be provided with benefits mandated by applicable law and may be provided with benefits generally acceptable in the local market or generally available to other Company employees in accordance with Company policies (such as: beneficial retirement arrangement, disability insurance, provident fund, study fund, paid leave, sick leave, vacation pay, car, cell phone, etc., including gross-up of the benefit value for tax purposes).

4.3.3.	In addition, the Company CEO will be entitled to reimbursement of reasonable per diem expenses incurred in the course of discharging his office, including expenses with respect to attending meetings, travel and entertainment expenses, against provision of receipts. The Company may pay the CEO’s expenses by a corporate credit card. Expense reimbursement for overseas travel will be in conformity with Company policy.

4.4.	Position: other Officers (other than CEO)

4.4.1.	The monthly salary of an Officer (other than CEO) shall range between NIS 30,000 and NIS 80,000.

4.4.2.	An Officer shall be provided benefits mandated by applicable law, and may be provided with benefits generally acceptable in the local market or generally available to other Company employees in accordance with Company policies (such as: beneficial retirement arrangement, disability insurance, provident fund, study fund, paid leave, sick leave, vacation pay, car, cell phone, etc., including gross-up of the benefit value for tax purposes).

4.4.3.	In addition, any Officer shall be entitled to reimbursement of reasonable per diem expenses incurred in the course of discharging his office, including expenses with respect to attending meetings, travel and entertainment expenses, against provision of receipts. The Company may pay the Officer’s expenses by a corporate credit card. Expense reimbursement for overseas travel will be in conformity with Company policy.

4.5.	In accordance with Section 1B3 to the Companies Regulations (Relief in Transactions With Related Parties), 2000, non-material changes in the terms of employment of an officer who is subject to the CEO, will not require the approval of the Compensation Committee, as stated in Section 272(C) to the Companies Law, so long as the change in the compensation terms does not exceed 5% of the annual cost of the fixed compensation component, has been approved by the CEO and are consistent with the terms of this Compensation Policy.

5.	Variable component (bonuses)

5.1.	Annual bonus

The Company may award an annual bonus to an Officer based on the following guidelines:

5.1.1.	The Company may award an annual bonus to its Officers subject to achieving pre-approved measureable targets (the “Annual Bonus”) to be set by the Company’s Compensation Committee and Board of Directors. The Company shall specify Company wide and personal targets for each Officer which shall be pre-approved by the Company’s Compensation Committee and Board of Directors in the beginning of the relevant period for which such an Annual Bonuses are applicable. These targets would be derived, inter alia, from the Company’s work plan and/or the work plan of the organizational unit managed by the relevant Officer and shall be measureable. The requirement to pre-approve measureable targets shall not apply to officers who are subordinated to the CEO. The less significant part of the annual bonus granted to the CEO, and in any event not more than 30% of the annual bonus, may be based on a discretionary evaluation of the CEO’s overall performance by the Compensation Committee and the Board.

5.1.2.	For each Officer, an individual Annual Bonus would be determined as a number of monthly salaries specified in advance for each Officer (the “Target Bonus”) with a multiplier to reflect achievement of the personal targets specified for the Officer. This multiplier may be lower than 1 (if the Officer only partially achieved the personal targets) or may be higher than 1 (if the Officer’s performance exceeded the specified targets).

5.1.3.	Bonus calculation upon termination of employment: should employment of the Officer by the Company be terminated in a given calendar year, the Annual Bonus amount would be calculated pursuant to this Compensation Policy to be revised and calculated pro-rata to the duration of employment of the Officer in the given year. The Compensation Committee and the Board of Directors may decide not to give an Annual Bonus in the case of termination of employment during the relevant period.

5.1.4.	Maximum bonus: the combined Annual Bonus and Special Bonus (as defined below) amount shall not exceed 200% of the Officer’s annual fixed component.

5.2.	In addition to the Annual Bonus, each Officer of the Company may be awarded a special bonus (the “Special Bonus”) regardless of a specified target and regardless of a pre-approved bonus plan. Such Special Bonus shall be approved by the Compensation Committee and the Board of Directors, which shall consider the CEO’s recommendation (based on recognition of special and extraordinary contribution by the Officer in the course of Company business, such as a special effort and achievements related to financing raised, merger, acquisition, sale or license of business operations, achievement of major corporate goal in R&D, business and corporate development or other significant general corporate goal, intellectual property protection of the Company’s products, etc.). Such Special Bonus, shall not exceed six (6) monthly base salaries for each Officer of the Company.

5.3.	The Company may grant a newly recruited Officer a signing bonus at the CEO’s discretion (and in the CEO’s case, at the Board’s discretion), subject to any additional approval as may be required by the Companies Law (the “Signing Bonus”). The Signing Bonus will not exceed three (3) monthly entry base salaries of the Officer (other than the CEO) or five (5) monthly entry base salaries of the CEO.

5.4.	The Company’s Compensation Committee and Board of Directors may reduce the bonus awarded to an Officer at their discretion, including under the following circumstances: material deterioration of the Company’s position or such material deterioration anticipated by the Board, deterioration in the state of the economy, deterioration in the performance of the Officer or inappropriate conduct by the Officer.

5.5.	In a case where, should the Company’s audited consolidated financial statements for any year be revised, the bonus amount payable to the Officer for that year, had it been calculated based on the revised data, would have resulted in a different bonus amount payable to the Officer, the Company would pay to the Officer, or the Officer would reimburse the Company as the case may be, the difference between the bonus amount paid and the bonus amount payable due to said revision. Unless otherwise agreed in writing between the Company and the relevant Officer, said bonus amount shall be paid within 60 days from the date of receiving a written demand.

6.	Equity-based variable component

6.1.	The Compensation Committee and Board of Directors shall review from time to time the overall equity-based grant for all Team Members and Officers. When doing so, the Compensation Committee and Board shall take into consideration: (1) each employee and Officer’s contribution to the Company including expected contribution; and (2) creating an effective long-term incentive to harness and motivate Team Members and Officers.

6.2.	Stock options plan grant: based on the Compensation Committee and Board of Directors’ review and discussion, the Company may award to Officers options to purchase Company shares.

6.3.	The unexercised options held by all Team Members and Officers under the Company’s stock options plans may not exceed 15% of the Company’s share capital, on as-exercised basis.

6.4.	Taxation regime: if applicable, the options would be awarded pursuant to provisions of Section 102 of the Income Tax Ordinance of Israel, under the income taxation track. However, each Officer and Team Member will be responsible to his own tax regime for his own tax liability.

6.5.	Exercise Price: for as long as the Company’s shares are listed on any established stock exchange or a national market system, including without limitation the Tel-Aviv Stock Exchange Ltd.~~,~~ and the NASDAQ Stock Market, the exercise price shall not be lower than the average closing sales price for Company’s shares (or the closing bid, if no sales were reported), as quoted on such exchange or system over the thirty (30) trading day period preceding the date of approval of the grant by the Board, as reported in the Wall Street Journal, or according to any other source the Board deems reliable, or as otherwise provided by the Plan.

6.6.	Fair value: the fair value of options awarded to each Officer in a given year, as calculated at grant date, shall not exceed 200% of the annual fixed component of such Officer. The fair market value of the equity based compensation will be determined according to acceptable valuation practices at the time of grant.

6.7.	Options terms: Unless determined otherwise in a specific award agreement approved by the Compensation Committee and the Board, grants to Team Members and directors shall vest gradually over a period of between three (3) to four (4) years or may vest upon achieving pre-approved target. The last date to exercise an option shall not exceed ten (10) years after the date on which the option was granted.

6.8.	All other terms of the options shall be in accordance with the Plan.

7.	Duration and termination of Officer’s term in office

7.1.	Severance pay: in the case of termination (other than termination of an Officer for cause), the Officer will be eligible to receive severance pay in full.

7.2.	Notice period: the Company may give an Officer a notice period of up to 6 months. The Company may waive the Officer’s services to the Company during the notice period and pay the amount payable in lieu of notice, plus the value of benefits, even in case of immediate termination. During the notice period, the Officer would be eligible to receive bonuses with respect to this period and would also continue to accrue vesting of options awarded.

7.3.	Non-compete bonus: the Company may pay an Officer a bonus upon termination of employment in return for a commitment by the Officer not to compete with Company business. The extent of the non-compete commitment would be determined by the Company’s Compensation Committee and Board of Directors. Such bonus shall be calculated according to a key of up to two months’ salary for each 3 months of non-compete period and shall not exceed a total of 12 salaries.

7.4.	Retirement bonus: the Company may pay an Officer a retirement bonus upon termination of employment. The retirement bonus shall not exceed six months’ salary for Officers that engaged with the Company for over 5 years or the CEO and two months’ salary for an Officer that was engaged with the Company for less than 5 years but more than 3 years.

Such retirement bonus, if applicable, shall be awarded based on the Officer’s tenure, the Company’s achievements during the relevant period and the Officer’s contribution to such achievements, and the circumstances of such Officer’s retirement from the Company.

8.	Change of control arrangements

The following benefits may be granted to Officers in addition to the benefits applicable in the case of any retirement or termination of service upon a “Change of Control”:

8.1.	Vesting acceleration of outstanding options;

8.2.	Extension of the exercising period of options for a period of up to six (6) months following the date of employment termination;

8.3.	Up to a twelve (12) months of continued base salary and benefits following the date of employment termination (the “Additional Adjustment Period”). For avoidance of doubt, such additional Adjustment Period shall be in addition to the notice period pursuant to Section 7.2 of this Policy; and

8.4.	A cash bonus not to exceed three (3) monthly base salaries.

9.	Engagement as a contractor or through a management company

The Company may engage an Officer as an independent contractor rather than as a salaried employee. In such a case, the maximum cost of employment would be calculated based on the maximum cost for a salaried employee in a similar position, and guidelines of the Compensation Policy would apply to such an officer mutatis mutandis.

10.	Work overseas

Notwithstanding any other provision of this Policy to the contrary, the maximum salary for an Officer who resides overseas (outside of Israel) for discharging their position may exceed the maximum salary for the Officer pursuant to this Policy, had he been employed in Israel, by up to 100%.

11.	Insurance, waiver and indemnification

11.1.	Officer liability insurance (claims made): the Company may obtain a liability insurance policy for Officers, subject to the following terms and conditions: (a) the total insurance coverage under the insurance policy shall not exceed US $50 million; (b) the annual premium payable by the Company for the insurance premium shall not exceed US $~~400,000[____]~~1.5 million annually.

11.2.	Officer’s liability insurance (run-off): should the Company sell its operations (in whole or in part) and/or in case of merger, spin-off or any other significant business combination involving the Company and/or part or all of its assets, the Company may obtain Officer’s liability insurance policy (run-off) for Officers in office with regard to the relevant operations, subject to the following terms and conditions: (a) the insurance term shall not exceed 7 years; (b) the coverage amount shall not exceed US $50 million; (c) the premium payable by the Company shall not exceed US $~~400,000[____]~~1.5 million annually.

11.3.	Public Offerings: the Company may extend the insurance policy for Officers in place to include cover for liability pursuant to a future public offering of securities. The additional premium for such extension of liability coverage shall not exceed 50% of the last paid annual premium.

11.4.	Approvals: any insurance policy for Officers shall be approved by the Compensation Committee (and if required by law, also by the Board of Directors) which shall determine that the sums are reasonable considering the exposures, the scope of cover and the market conditions and that the insurance policy for Officers reflects the current market conditions, and it does not materially affect the Company’s profitability, assets or liabilities.

11.5.	Waiver of liability: the Company may, subject to statutory provisions, waive the Officer’s liability for any damage incurred by the Company, directly or indirectly, due to any breach of the Officer’s due care duty towards the Company and/or any affiliated entity to the fullest extent permitted by applicable law.

11.6.	Advance indemnification: the Company may provide a commitment to indemnify in advance any Officer of the Company in the course of his position as Officer of the Company and/or any affiliated entity thereof, all subject to the letter of indemnification, as approved by the Company’s shareholders from time to time and in accordance with the Company’s Articles of Association and applicable law.

11.7.	Retroactive indemnification: the Company may provide retroactive indemnification to any Officer to the extent allowed by the Companies Law.

12.	Term of the Compensation Policy

The Compensation Policy will be in effect for a 3 year (or longer if the law so permits) term starting on its approval date under the Companies Law.

13.	Miscellaneous

13.1.	The Company may revise the terms of employment or office of any Officer at any time, and is under no obligation to apply the same terms of employment or office to any Officer applied to them in previous years.

13.2.	This document shall not confer any right on Officers to whom this Compensation Policy applies, nor on any other third party, to receive any compensation whatsoever.

13.3.	Note, for the sake of clarification, that the content of this policy does not detract from provisions of the Companies Law with regard to the manner of approval of contracting between the Company and any Officer with regard to terms of employment or office, and the provisions of this Policy do not detract from any mandatory reporting with regard to Officer compensation pursuant to the Securities Law and regulations based there upon.

13.4.	For the avoidance of doubt, it is clarified that in case of any amendment made to provisions of the Companies Law and any other applicable rules and regulations in a manner that will facilitate the Company with respect to its action with regard to Officer compensation, the Company may be entitled to follow these provisions even if they contradict the principles of this Compensation Policy.

13.5.	Any payment made to Officers pursuant to compensation plans, in addition to the fixed compensation component, is not and shall not be deemed part of the Officer’s regular pay for all intents and purposes, and shall not form basis for calculation and/or eligibility and/or accrual of any benefits and will not, notwithstanding the foregoing, be a component included in payment of paid leave, severance pay, contributions to provident funds, etc.

13.6.	As part of the approval process of each annual plan, with its various components, changes to Company objectives, market conditions, the Company’s position, etc. would be reviewed annually by the Board of Directors. Consequently, the targets, benchmarks and compensation targets for each plan would be reviewed annually, and their actual application would be subject to change based on decisions made by the Board of Directors from time to time.

13.7.	The Board shall review from time to time the Compensation Policy and the need to revise it in case of any material change in circumstances prevailing upon setting said Policy, or for any other reasons.

*     *     *     *     *

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E63488-TBD

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

INTEC PHARMA, LTD.

The Board of Directors recommends you vote FOR the following proposals:

	Yes	No
2a. Are you a controlling shareholder in the Company, or do you have a personal interest in the approval of Proposal No. 2? **(Please note: If you do not mark either Yes or No, your shares will not be voted for Proposal No. 2).**	☐	☐

	Yes	No
3a. Are you a controlling shareholder in the Company, or do you have a personal interest in the approval of Proposal No. 3? **(Please note: If you do not mark either Yes or No, in case Proposal No. 2 is not adopted, your shares will not be voted for Proposal No. 3).**	☐	☐

	Yes	No
I/we plan to attend the special general meeting.	☐	☐

Please sign exactly as your name(s) appears on the Proxy. If held in joint tenancy, the shareholder named first in the Company's register must sign. Trustees, Administrators, etc., should include title and authority. Corporation should provide full name of corporation and title of authorized officer signing the Proxy. PLEASE BE SURE TO RETURN THE ENTIRE PROXY ALONG WITH PROOF OF IDENTITY AS DESCRIBED IN THE COMPANY'S PROXY STATEMENT.

	Yes	No
4a. Are you a controlling shareholder in the Company, or do you have a personal interest in the approval of Proposal No. 4? **(Please note: If you do not mark either Yes or No, your shares will not be voted for Proposal No. 4).**	☐	☐

Shareholders entitled to notice of and to vote at the annual general meeting or at any adjournment(s) or postponement(s) thereof shall be determined as of the close of business on March 5, 2019, the record date fixed by the board of directors of the Company for such purpose.

The signer hereby revokes all previous proxies given by the signer to vote at the special general meeting or any adjournments thereof.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

E63489-TBD

INTEC PHARMA LTD.

Hartom 12 St., Jerusalem 9777512
Tel: +972-2-586-4657
Fax: +972-2-586-9176

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF INTEC PHARMA LTD.

The undersigned, a shareholder of Intec Pharma Ltd. (the "Company"), an Israeli company, hereby appoints Jeffrey A. Meckler and Nir Sassi and each of them acting individually, as the attorney and proxy of the undersigned, with full power of substitution, for and in the name of the undersigned, to vote and otherwise act on behalf of the undersigned at the special general meeting of shareholders of the Company to be held at the offices of Meitar Liquornik Geva Leshem Tal, 16 Abba Hillel Silver Rd. Ramat Gan 52506, Israel on April 4, 2019, at 5.00 p.m. Israel time (10:00 a.m. Eastern time), or at any adjournment(s) or postponement(s) thereof, with respect to all of the ordinary shares, no par value, of the Company (the "Shares") which the undersigned would be entitled to vote, with all powers the undersigned would possess if personally present, provided said proxies are authorized and directed to vote as indicated with respect to the matter set forth below this Proxy. Subject to applicable law and the rules of Nasdaq, in the absence of such instructions, the Shares represented by properly executed and received proxies will be voted "FOR" the proposed resolution to be presented to the special general meeting or any adjournment(s) or postponement(s) thereof for which the board of directors of the Company recommends a "FOR" vote.

This proxy also delegates, to the extent permitted by applicable law, discretionary authority to vote with respect to any other business which may properly come before the special general meeting or any adjournment(s) or postponement(s) thereof.

WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THIS FORM OF PROXY AND MAIL THE ENTIRE PROXY PROMPTLY, ALONG WITH PROOF OF IDENTITY IN ACCORDANCE WITH THE COMPANY'S PROXY STATEMENT, IN THE ENCLOSED ENVELOPE IN ORDER TO ASSURE REPRESENTATION OF YOUR SHARES. NO POSTAGE NEED BE AFFIXED IF THE PROXY IS MAILED IN THE UNITED STATES.